FINANCIAL GUARANTY INSURANCE POLICY ENDORSEMENT

Attached to and forming part of Financial Guaranty Insurance Policy # AB0787BE issued to:	Effective Date of Endorsement: August 6, 2004

U.S. Bank National Association as Indenture Trustee for the Holders of Irwin Home Equity Loan Trust Series 2004-1, Home Equity Loan-Backed Notes, Series 2004-1

For all purposes of the Policy, the following terms shall have the following meanings:

“Agreements” shall mean, for purposes of the Policy, the Indenture and the Servicing Agreement.

“Business Day” means any day other than (a) a Saturday or a Sunday (b) a day on which the Note Insurer is closed or (c) a day on which banking institutions in New York City or in the city in which the corporate trust office of the Indenture Trustee is located are authorized or obligated by law or executive order to close.

“Class IA-1 Notes” means the Class IA-1 Notes, substantially in the form set forth in Exhibit A-1 to the Indenture.

“Deficiency Amount” means (a) with respect to the Notes and any Payment Date, the amount by which the aggregate amount of accrued interest on the Notes (excluding any Interest Carry-Forward Amounts and Relief Act Shortfalls for such Payment Date and any shortfalls for such Payment Date caused by partial or full prepayments of the Mortgage Loans) at the applicable Note Rate on such Payment Date exceeds the amount on deposit in the Trustee Collection Account available to make the interest distributions on the Notes set forth in Section 3.05(a)(iii) of the Indenture on such Payment Date and (b)(i) with respect to any Payment Date that is not the Final Payment Date, any Overcollaterization Deficit Amount for such Payment Date, or (ii) on the Final Payment Date, the aggregate outstanding Note Balance of the Notes as of such Payment Date to the extent otherwise not paid on such date.

“Due for Payment” shall mean, (i) with respect to an Insured Amount, the Payment Date on which Insured Amounts are due and payable pursuant to the terms of the Indenture and (ii) with respect to a Preference Amount, the Business Day on which the documentation required by the Note Insurer has been received by the Note Insurer.

“Final Payment Date” means December 28, 2024 in the case of the Class IA-1 Notes and the VFN Notes.

“First Payment Date” shall mean September 25, 2004.

“Holder” shall mean the registered owner or beneficial owner of any Note, but shall not include the Issuer, the Indenture Trustee, the Owner Trustee, the Master Servicer, the Depositor or the Subservicer.

“Indenture” shall mean the Indenture, dated as of July 31, 2004, between the Issuer and the Indenture Trustee, as such agreement may be amended, modified or supplemented from time to time.

“Indenture Trustee” shall mean U.S. Bank National Association, in its capacity as Indenture Trustee under the Indenture, or if any successor Indenture Trustee or any co-trustee shall be appointed as provided therein, then “Indenture Trustee” shall also mean such successor trustee or such co-trustee, as the case may be, subject to the provisions thereof.

“Insurance Agreement” shall mean the Insurance and Indemnity Agreement, dated as of August 6, 2004 by and among the Note Insurer, Irwin Union Bank and Trust Company, as Originator and Master Servicer, Credit Suisse First Boston Mortgage Acceptance Corp., as Depositor, the Issuer and the Indenture Trustee, as such agreement may be amended, modified or supplemented from time to time.

“Insured Amounts” means, with respect to any Payment Date and the Notes, the Deficiency Amount for such Payment Date.

“Insured Payments” means, the aggregate amount actually paid by the Note Insurer to the Indenture Trustee in respect of (i) Insured Amounts for a Payment Date and (ii) Preference Amounts for any given Business Day.

“Issuer” means Irwin Home Equity Loan Trust 2004-1.

“Late Payment Rate” shall mean for any Payment Date, the lesser of (a) the greater of (i) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% and (ii) the then applicable highest rate of interest on the Notes, and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

“Nonpayment” shall mean, with respect to any Payment Date, an Insured Amount is Due for Payment but has not been paid pursuant to the Indenture.

“Note Insurer” means Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance corporation, or any successor thereto, as issuer of the Policy.

“Notes” means the Class IA-1 Notes and the VFN Notes.

“Notice” shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Amount or Preference Amount which shall be due and owing on the applicable Payment Date.

“Payment Date” shall mean the 25th calendar day of each month or, if such day is not a Business Day, the immediately succeeding Business Day, beginning on the First Payment Date.

“Policy” shall mean the Financial Guaranty Insurance Policy together with each and every endorsement hereto.

“Preference Amount” means any payment of principal or interest previously distributed to a Holder on a Note, which would have been covered under the Policy as an Insured Amount, which has been deemed a preferential transfer and was previously recovered from its owner pursuant to the United States Bankruptcy Code in accordance with a final, non-appealable order of a court of competent jurisdiction.

“Premium” shall mean the amount payable to the Note Insurer on each Payment Date calculated at the Premium Percentage.

“Premium Percentage” shall have the meaning set forth in the Insurance Agreement.

“Reimbursement Amount” shall mean, as to any Payment Date, the sum of (x) (i) all Insured Payments paid by the Note Insurer, but for which the Note Insurer has not been reimbursed prior to such Payment Date pursuant to Section 3.05(a) of the Indenture or 5.04(c) of the Indenture, plus (ii) interest accrued on such Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Indenture Trustee received the related Insured Payments, and (y) without duplication (i) any amounts then due and owing to the Note Insurer under the Insurance Agreement, as certified to the Indenture Trustee by the Note Insurer plus (ii) interest on such amounts at the Late Payment Rate.

“Relief Act Shortfalls” shall mean interest shortfalls resulting from the application of the Servicemembers Relief Act, as amended, or any similar state law.

“Servicing Agreement” shall mean the Sale and Servicing Agreement, dated as of July 31, 2004 by and among the Issuer, the Master Servicer, the Depositor and the Indenture Trustee, as such agreement may be amended, modified or supplemented from time to time.

“VFN Notes” means the Variable Funding Notes, substantially in the form set forth in Exhibit A-2a to the Indenture.

Capitalized terms used herein as defined terms and not otherwise defined herein shall have the meaning assigned to them in the Insurance Agreement and the Agreements, without regard to any amendment or modification thereof, unless such amendment or modification has been approved in writing by the Note Insurer.

Notwithstanding any other provision of the Policy, the Note Insurer will pay any Insured Amount payable hereunder no later than 12:00 noon, New York City time, on the later of (i) the Payment Date on which the related Insured Amount is Due for Payment and (ii) the third Business Day following receipt in New York, New York on a Business Day by the Note Insurer of a Notice at the address and in the manner provided in Section 6.02 of the Insurance Agreement; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Note Insurer shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended or corrected Notice.

The Note Insurer shall pay any Preference Amount when due to be paid pursuant to the Order (as defined below), but in any event no earlier than the second Business Day following receipt by the Note Insurer of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in such insolvency proceeding to the effect that the Indenture Trustee, or Holder, as applicable, is required to return such Preference Amount paid during the term of the Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee or Holder (the “Order”), (ii) a certificate by or on behalf of the Indenture Trustee or Holder that the Order has been entered and is not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Note Insurer, duly executed and delivered by the Indenture Trustee or Holder, irrevocably assigning to the Note Insurer all rights and claims of the Indenture Trustee or Holder relating to or arising under the Indenture and the Servicing Agreement against the estate of the Indenture Trustee or otherwise with respect to such Preference Amount and (iv) a Notice (in the form attached hereto as Exhibit A) appropriately completed and executed by the Indenture Trustee; provided, that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day; provided, further, that the Note Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal on the Notes prior to the time the Note Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph of the face of the Policy. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Holder directly, unless the Holder has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Note Insurer will pay the Holder, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii) and (iv) above to the Note Insurer and (b) evidence satisfactory to the Note Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

The Note Insurer shall be subrogated to the rights of each Holder to the extent of any payment by the Note Insurer under the Policy.

The Note Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any payment under the Policy, no recovery of such payment will occur unless the full amount of the Holders’ allocable distributions for such Payment Date can be made. In so doing, the Note Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Insurance Agreement and the Agreements.

The Policy does not cover Interest Carry-Forward Amounts, Relief Act Shortfalls or interest shortfalls due to the partial or full prepayment of the Mortgage Loans, nor does the Policy guarantee to the Holders of the Notes any particular rate of principal payment.  In addition, the Policy does not cover shortfalls, if any, attributable to the liability of the Issuer, the Indenture Trustee or any Noteholder for withholding taxes, if any, (including interest and penalties in respect of any liability for withholding taxes) or any risk other than Nonpayment, including the failure of the Indenture Trustee to make any payment required under the Agreements to the Holders of the Notes.

The terms and provisions of the Indenture constitute the instrument of assignment referred to in the second paragraph of the face of the Policy.

A premium will be payable on the Policy on each Payment Date as provided in Sections 3.05(a)(ii) of the Indenture and 5.04(c)(ii) of the Indenture (as applicable), beginning with the First Payment Date, in an amount equal to the Premium.

THE INSURANCE PROVIDED BY THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAWS.

The Policy to which this endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Note Insurer.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

To the extent the provisions of this endorsement conflict with the provisions in the above-mentioned Policy, the provisions of this endorsement shall govern.

The Policy and the obligations of the Note Insurer thereunder shall terminate without any action on the part of the Note Insurer or any other person on the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Notes have been paid in full and (ii) the Final Payment Date for the Notes. Upon termination of the Policy, the Indenture Trustee shall forthwith deliver the original of the Policy to the Note Insurer.

No person other than the Indenture Trustee shall be entitled to present the Notice.

No waiver of any rights or powers of the Note Insurer, the Holders or the Indenture Trustee or consent by any of them shall be valid unless signed by an authorized officer or agent thereof.

The Policy is issued under and pursuant to, and shall be construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, Ambac Assurance Corporation has caused this endorsement to the Policy to be signed by its duly authorized officers.

 /s/ Kathleen Drennen

 /s/ Alex Kung

Assistant Secretary

Vice President

EXHIBIT A

TO THE FINANCIAL GUARANTY INSURANCE POLICY

Policy No. AB0787BE

NOTICE OF NONPAYMENT AND DEMAND

FOR PAYMENT OF INSURED AMOUNTS

Date:  [

]

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention:  General Counsel

Reference is made to Certificate Guaranty Insurance Policy No. AB0787BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Indenture, dated as of July 30, 2003, between Irwin Home Equity Loan Trust Series 2004-1, as the Issuer and U.S. Bank, National Association, as the Indenture Trustee, as the case may be, unless the context otherwise requires.

The Indenture Trustee hereby certifies as follows:

1.

The Indenture Trustee is the Indenture Trustee under the Indenture for the Holders.

2.

The relevant Payment Date is [date].

3.

Payment on the [Class IA-1 Notes] [VFN Notes] in respect of the Payment Date is due to be received on                                               under the Indenture, in an amount equal to $                               .

4.

[There is an Insured Amount of $                                                          in respect of the [Class IA-1 Notes] [VFN Notes], which amount is Due for Payment pursuant to the terms of the Indenture.]

[There is a Preference Amount of $                                                     in respect of the [Class IA-1 Notes] [VFN Notes], which amount is Due for Payment.]

5.

The Indenture Trustee has not heretofore made a demand for the Insured Amount in respect of the Payment Date.

6.

The Indenture Trustee hereby requests the payment of the Insured Amount that is Due for Payment be made by Ambac Assurance Corporation under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:                                                         (Indenture Trustee’s account number).

7.

The Indenture Trustee hereby agrees that, following receipt of the Insured Amount from Ambac Assurance Corporation, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the [Class IA-1 Notes] [VFN Notes] when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Trustee Collection Account and not commingle such funds with other funds held by Indenture Trustee; and (d) maintain an accurate record of such payments with respect to each certificate and the corresponding claim on the Policy and proceeds thereof.

A PERSON WHO FILES A CLAIM WITH INTENT TO DEFRAUD OR HELPS COMMIT A FRAUD AGAINST AN INSURER IS GUILTY OF A CRIME.

U.S. BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:

Title: